CONTACT

Media contact:

Mary Kay Dodero

734-386-6253

mary.kay.dodero@adient.com

Investor contact:

Mark Oswald

734 254 3372

mark.a.oswald@adient.com

Exhibit 99.1

Adient enters into agreement with joint venture partner Yanfeng to restructure existing joint venture relationships and drive shareholder value

•	Adient to sell its 30 percent stake in Yanfeng Global Automotive Interior Systems Co., Ltd. (YFAI) to Yanfeng

•	Adient and Yanfeng to extend the term of Yanfeng Adient Seating Co., Ltd.’s (YFAS) joint venture agreement to December 2038

•	Adient to sell certain mechanisms business patents and other intellectual property to Adient Yanfeng Seating Mechanisms Co., Ltd. (AYM)

Plymouth, Mich, Jan. 31, 2020 – Adient, a global leader in automotive seating, has entered into a definitive agreement with Yanfeng Automotive Trim Systems Co., Ltd. (Yanfeng) to make certain changes to their existing joint venture relationships.

As part of these changes, Adient has agreed to sell its 30 percent ownership stake in YFAI to Yanfeng for US$ 379 million.

Adient and Yanfeng have also agreed to extend the term of their YFAS joint venture to Dec. 31, 2038. The extension demonstrates Adient’s continued commitment to the partnership and the region.

In addition, Adient has agreed to sell certain patents and other intellectual property exclusively used in its seating mechanisms business to AYM for US$ 20 million, and AYM will license such intellectual property back to Adient. Going forward, Adient and AYM have also agreed to license to each other certain other intellectual property related to the seating mechanisms business.

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Further, Adient and Yanfeng have agreed to amend the AYM joint venture agreement to update AYM’s business scope to allow AYM to carry out its seating mechanisms business both in and outside of the People’s Republic of China (PRC) for both PRC and non-PRC customers. Adient intends to leverage AYM’s expanded presence in the global seating mechanisms market as it continues to right-size its own metals business. The amended AYM joint venture agreement also will reflect certain governance changes such that Yanfeng will have consolidation rights of AYM’s financial results. Adient will continue to hold a 50 percent ownership interest in AYM.

The agreed transactions are cross-conditioned on each other and closing is subject to regulatory approvals and other customary closing conditions. Adient expects the transactions to be completed within its 2020 fiscal year.

“We value our strong relationship with Yanfeng. These pending transactions expand that valuable strategic partnership while allowing Adient to continue to focus on our core business, further positioning us for long-term success,” said Doug Del Grosso, Adient’s president and CEO.

Proceeds from the transactions are expected to be used by Adient to pre-pay a portion of the company’s debt and for general corporate purposes.

Further details about these transactions will be provided during Adient’s first quarter earnings announcement, scheduled for Jan. 31, 2020.

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About Adient:

Adient is a global leader in automotive seating. With 83,000 employees in 35 countries, Adient operates 220 manufacturing/assembly plants worldwide. We produce and deliver automotive seating for all major OEMs. From complete seating systems to individual components, our expertise spans every step of the automotive seat-making process. Our integrated, in-house skills allow us to take our products from research and design to engineering and manufacturing – and into more than 23 million vehicles every year.

For more information on Adient, please visit adient.com.

Cautionary Statement Regarding Forward-Looking Statements:

Adient has made statements in this document that are forward-looking and, therefore, are subject to risks and uncertainties. All statements in this document other than statements of historical fact are statements that are, or could be, deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In this document, statements regarding the outcome, benefits and synergies of the transactions described herein or Adient’s future financial position, sales, costs, earnings, cash flows, other measures of results of operations, capital expenditures or debt levels and plans, objectives, outlook, targets, guidance or goals are forward-looking statements. Words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “forecast,” “project” or “plan” or terms of similar meaning are also generally intended to identify forward-looking statements. Adient cautions that these statements are subject to numerous important risks, uncertainties, assumptions and other factors, some of which are beyond Adient’s control, that could cause Adient’s actual results to differ materially from those expressed or implied by such forward-looking statements, including, among others, risks related to: the impact of tax reform legislation through the Tax Cuts and Jobs Act, uncertainties in

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U.S. administrative policy regarding trade agreements, tariffs and other international trade relations, the ability of Adient to execute its SS&M turnaround plan, the ability of Adient to identify, recruit and retain key leadership, the ability of Adient to meet debt service requirements, the ability and terms of financing, general economic and business conditions, the strength of the U.S. or other economies, automotive vehicle production levels, mix and schedules, energy and commodity prices, the availability of raw materials and component products, currency exchange rates and cancellation of or changes to commercial arrangements. A detailed discussion of risks related to Adient’s business is included in the section entitled “Risk Factors” in Adient’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019 filed with the SEC on November 22, 2019 and quarterly reports on Form 10-Q filed with the SEC, available at www.sec.gov. Potential investors and others should consider these factors in evaluating the forward-looking statements and should not place undue reliance on such statements. The forward-looking statements included in this document are made only as of the date of this document, unless otherwise specified, and, except as required by law, Adient assumes no obligation, and disclaims any obligation, to update such statements to reflect events or circumstances occurring after the date of this document.

Adient does not undertake any obligation to update the projections to reflect events or circumstances or changes in expectations after the date of this document or to reflect the occurrence of subsequent events. No representations or warranties are made as to the accuracy or reasonableness of such assumptions or the projections based thereon.

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